                                                                    Exhibit 10.4


                                                                REDACTED VERSION








                            ASSET PURCHASE AGREEMENT



                                     between



                          BRISTOL-MYERS SQUIBB COMPANY
                                   as Seller,



                                       and



                             WARNER CHILCOTT, INC.,
                                  as Purchaser





                          Dated as of January 26, 2000

                                TABLE OF CONTENTS

                      ARTICLE I SALE AND PURCHASE OF ASSETS


Section 1.1       Purchase and Sale.........................................       1
Section 1.2       Transfer of Assets........................................       1
Section 1.3       Assumed Liabilities.......................................       3
Section 1.4       Closing...................................................       5
Section 1.5       Risk of Loss..............................................       5
Section 1.6       Purchase Price Adjustment.................................       5


                   ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER


Section 2.1       Organization..............................................       6
Section 2.2       Authority; Execution and Delivery; Enforceability.........       6
Section 2.3       Consents and Approvals; No Violations.....................       6
Section 2.4       Financial Statements......................................       7
Section 2.5       Absence of Certain Changes................................       7
Section 2.6       Title of Assets...........................................       7
Section 2.7       Intellectual Property.....................................       7
Section 2.8       Contracts.................................................       8
Section 2.9       Compliance with Law.......................................       9
Section 2.10      Litigation................................................      10
Section 2.11      Brokers or Finders........................................      10
Section 2.12      Registrations.............................................      10
Section 2.13      Medical Information.......................................      11
Section 2.14      Websites and Domain Names.................................      11
Section 2.15      Knowledge.................................................      11
Section 2.16      No Other Representations or Warranties....................      11


                 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER


Section 3.1       Organization..............................................      11
Section 3.2       Authority; Execution and Delivery; Enforceability.........      11
Section 3.3       Consents and Approvals; No Violations.....................      11
Section 3.4       Brokers and Finders.......................................      12
Section 3.5       No Proceedings............................................      12
Section 3.6       Availability of Funds.....................................      12
Section 3.7       No Other Purchaser Representations or Warranties..........      12

                               ARTICLE IV COVENANTS


Section 4.1       Conduct of the Business...................................      12
Section 4.2       Access to Information.....................................      13
Section 4.3       Confidentiality...........................................      13
Section 4.4       Best Efforts..............................................      14
Section 4.5       Regulatory Approvals.  ...................................      14
Section 4.6       Property Transfer Taxes...................................      14
Section 4.7       [Reserved.]...............................................      15
Section 4.8       Publicity.................................................      15
Section 4.9       Supplemental Disclosure...................................      15
Section 4.10      Further Assurances........................................      15
Section 4.11      No Use of Certain Names...................................      15
Section 4.12      Geographic Limitations....................................      16
Section 4.13      Bulk Transfer Laws........................................      16
Section 4.14      Right of First Negotiation................................      16
Section 4.15      Copromotion Agreement.....................................      17
Section 4.16      Customer Notifications....................................      18
Section 4.17      Post-Closing Cooperation..................................      18
Section 4.18      Covenant Not to Compete...................................      19


                               ARTICLE V CONDITIONS


Section 5.1       Conditions to Each Party's Obligations....................      19
Section 5.2       Conditions to Obligations of Purchaser....................      19
Section 5.3       Conditions to Obligations of Seller.......................      20
Section 5.4       Waiver of Closing Conditions..............................      20
Section 5.5       Frustration of Closing Conditions.........................      21


                       ARTICLE VI TERMINATION AND AMENDMENT


Section 6.1       Termination...............................................      21
Section 6.2       Effect of Termination.....................................      21
Section 6.3       Amendments and Waivers....................................      22


                      ARTICLE VII SURVIVAL; INDEMNIFICATION

Section 7.1       Survival of Representations...............................      22
Section 7.2       Indemnification by Seller.................................      22
Section 7.3       Indemnification by Purchaser..............................      23
Section 7.4       Calculation of Losses.....................................      23
Section 7.5       Termination of Indemnification............................      24
Section 7.6       Procedures................................................      24
Section 7.7       Sole Remedy; No Additional Representations................      25
Section 7.8       Limitations on Liability..................................      27


                            ARTICLE VIII MISCELLANEOUS


Section 8.1       Notices...................................................      26
Section 8.2       Definitions; Interpretation...............................      27
Section 8.3       Descriptive Headings......................................      32
Section 8.4       Counterparts..............................................      32
Section 8.5       Entire Agreement..........................................      32
Section 8.6       Fees and Expenses.........................................      32
Section 8.7       Governing Law.............................................      32
Section 8.8       Specific Performance......................................      32
Section 8.9       Assignment................................................      32
Section 8.10      Successors and Assigns....................................      32
Section 8.11      Severability..............................................      32
Section 8.12      Consent to Jurisdiction...................................      33
Section 8.13      Waiver of Jury Trial......................................      33
Section 8.14      Attorney Fees.............................................      33

                                    EXHIBITS


Exhibit A   Form of Assignment of Patent
Exhibit B   Form of Assignment of Trademarks
Exhibit C   Form of Assumption Agreement
Exhibit D   Form of Bill of Sale
Exhibit E-1 Form of Estrace Transitional Support and Supply Agreement Exhibit E-2 Form of Ovcon Transitional Support and Supply Agreement
Exhibit F   Form of Trademark License Agreement

                                    SCHEDULES

Schedule 1.4(c)         Transfer of Purchase Price
Schedule 1.6            IMS Methodology
Schedule 2.3(a)         Consent and Approvals
Schedule 2.3(b)         Filings and Permits
Schedule 2.4            Financial Statements
Schedule 2.5            Certain Changes
Schedule 2.7(a)         Scheduled Intellectual Property
Schedule 2.7(b)         Encumbrances and Infringements on Intellectual Property
Schedule 2.7(c)         Other Intellectual Property
Schedule 2.8            Contracts
Schedule 2.9(a)         Noncompliance with Law
Schedule 2.9(b)(i)      Compliance with NDAs and ANDAs
Schedule 2.9(b)(ii)     Regulatory Notices
Schedule 2.10           Litigation
Schedule 2.12           Regulatory Approvals
Schedule 2.14           Websites and Domain Names
Schedule 3.6            Purchaser Financing Actions
Schedule 4.1            Conduct of Business
Schedule 8.2(a)         Knowledge of Seller

            ASSET PURCHASE AGREEMENT dated as of January 26, 2000, between Bristol-Myers Squibb Company, a Delaware corporation ("Seller"), and Warner Chilcott, Inc., a Delaware corporation ("Purchaser").

            Seller, directly or indirectly through its Affiliates, manufactures, distributes, markets and sells Estrace(R) Cream (including two presentations thereof that have been developed by Seller as of the date hereof, but not yet launched, "Estrace Cream"), Ovcon(R) 35 ("Ovcon 35"), and Ovcon(R) 50 ("Ovcon 50"; and together with Ovcon 35 and Estrace Cream, the "Products"). Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets (Section 8.2(b) identifies the sections of this Agreement in which this term and other capitalized terms used herein and not defined in
Section 8.2(a) are defined). In addition, Purchaser has agreed to assume from Seller the Assumed Liabilities.

            Accordingly, the parties hereby agree as follows:


                                    ARTICLE I

                           SALE AND PURCHASE OF ASSETS

            Section 1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller and its Affiliates, all the right, title and interest of Seller and such Affiliates in, to and under the Acquired Assets, for (a) U.S. $180,000,000, payable in cash as set forth in Section 1.4, minus the purchase price adjustment, if any, determined in accordance with Section 1.6(b) (the "Purchase Price") and (b) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the "Acquisition".

            Section 1.2 Transfer of Assets. (a) The term "Acquired Assets" means all Seller's and its Affiliates' rights, title and interest in, to and under those certain assets set forth below:

            (i) the Intellectual Property;

            (ii) all Seller's rights, title and interest in and to any and all regulatory files (including correspondence with regulatory authorities), registrations, applications, approvals, licenses and permits relating to the Businesses or the Acquired Assets (including the Products) as of the Closing Date from the United States Food and Drug Administration (the "FDA") or, to the extent they exist, any other applicable regulatory authority in any country, in each case to the extent transferable in light of regulatory and, other than in the case of material portions of any of the NDAs or ANDAs relating to the Products, practical considerations;

            (iii) all market materials, research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) exclusively related to the Businesses or the Acquired Assets (including the Products), in each case to the extent transferable in light of legal, contractual and practical considerations;

            (iv) all records and recorded information, including customer and supplier lists exclusively related to the Businesses or the Acquired Assets (including the Products), other than the Retained Information, in each case to the extent transferable in light of legal, contractual and practical considerations; and

            (v) all the rights relating to the Acquired Assets set forth in clauses (i) and (ii) above, including all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff.

            (b) Purchaser acknowledges and agrees that Seller conducts the Business only in certain jurisdictions and not on a worldwide basis.

            (c) Purchaser also acknowledges and agrees that it is not acquiring any rights, title or interest in, to and under any of the following assets (the "Excluded Assets"):

            (i) any real estate owned or leased by Seller or any of its Affiliates;

            (ii) all cash and cash equivalents of Seller or any of its Affiliates;

            (iii) the Excluded Estrace Products and the Names;

            (iv) all Accounts Receivable;

            (v) any assets, properties or rights of Seller or any of its Affiliates other than the Acquired Assets;

            (vi) any inventories of the Businesses, including raw materials, goods in process, finished goods, packaging, supplies and labels;

            (vii) any manufacturing equipment and packaging assets used in the manufacture of the Products, and any warranty rights applicable to such manufacturing equipment;

            (viii) any refund or credit of Taxes attributable to any Excluded Tax Liability;

            (ix) all rights, claims and credits of Seller or any of its Affiliates, relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability;

            (x) all rights of Seller or any of its Affiliates under this Agreement and the Related Instruments; and

            (xi) all Retained Information.

            (d) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller or any of its Affiliates, other than the Assumed Liabilities, and free and clear of all Liens, other than Permitted Liens.

            Section 1.3 Assumed Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing Purchaser shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of Seller and its Affiliates (the "Assumed Liabilities")

            (i) except to the extent set forth in Section 1.3(c)(ii), all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, regardless of when asserted, which resulted from the use or misuse of Products or otherwise related to the Products (including all Proceedings relating to any such liabilities);

            (ii) except to the extent set forth in Section 1.3(c)(iii) (A) and
      (B), all liabilities arising out of or relating to the return of any Products on or after the Closing Date, whether or not sold by Seller or its Affiliates prior to, on or after the Closing Date;

            (iii) except to the extent set forth in Section 1.3(c)(iii)(C), all liabilities arising out of or relating to any rebates related to any Products;

            (iv) all liabilities for Taxes arising out of or relating to, directly or indirectly, the Businesses or the Acquired Assets (including the Products) or the ownership, sale or lease of any of the Acquired Assets, other than the Excluded Tax Liabilities; and

            (v) all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Businesses or the Acquired Assets (including the Products) or the ownership, sale or lease of any of the Acquired Assets but only to the extent related to any period on or after the Closing Date.

            (b) Purchaser and Seller hereby agree to reimburse one another, dollar for dollar, in the event that any of their or their respective Affiliate's customers offset, against accounts payable by such customer to Seller or Purchaser or their respective Affiliates, the cost of any Products returned by such customer, in each case which are the responsibility of the other party hereto pursuant to this Section 1.3. Seller and Purchaser agree to, and to cause their respective Affiliates to, provide notice to one another of any such offset for which such party or its Affiliate is entitled to be reimbursed pursuant to this Section 1.3(b). Payment shall be made promptly following receipt of notice of any such offset by a customer (together with supporting documentation). Seller and Purchaser shall, and Seller shall cause its Affiliates to, cooperate to ensure that a customer does not offset returns of any Product against both Seller (or any of its Affiliates) and Purchaser.

            (c) Notwithstanding any other provision of this Agreement or any Related Instrument, Purchaser shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and its Affiliates. The term "Excluded Liability" shall mean:

            (i) account payables and liabilities, obligations and commitments of Seller or any of its Affiliates for materials and services with respect to the manufacture of any Products;

            (ii) all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, regardless of when asserted, which resulted from the use or misuse of Products manufactured by or on behalf of Seller and shipped to a third party prior to the Closing (the "Shipped Products") or otherwise related to the Shipped Products (including all Proceedings relating to any such liabilities);

            (iii) all liabilities arising out of or relating to (A) the return after the Closing Date of any Shipped Products which returns are a result of adulteration or misbranding (within the meaning of the FDA Act or the rules and regulations promulgated thereunder) by Seller, (B) the return during the six (6) month period after the Closing Date of any Products that on the date of return have an expiration date not earlier than three
      (3) months and not later than six (6) months after such date of return and
      (C) rebates related to any Shipped Products which were shipped to a third party prior to December 31, 1999;

            (iv) any Tax payable with respect to any business, asset, property or operation of Seller or any member of any affiliated group of which Seller is a member (including any Taxes relating to or arising out of the operation of the Businesses) for any Pre-Closing Tax Period, other than any Tax for which Purchaser is responsible pursuant to Section 4.6 ("Excluded Tax Liability");

            (v) any liability, obligation or commitment of Seller or any of its Affiliates arising out of or relating to any Excluded Asset;

            (vi) any liability, obligation or commitment of any kind arising out of or relating to employment, compensation or benefits (including severance) for the present or future employees of Seller or any of its Affiliates for all employment relating to the Businesses; or

            (vii) except to the extent specifically provided in Section 1.3(a)
      (i), (ii), (iii), (iv), (v) and (vi), all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Businesses or the Acquired Assets (including the Products) but only to the extent related to any period prior to the Closing Date.

            (d) Each of Purchaser's and Seller's obligations under this Section
1.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Related Instrument or any right or alleged right to indemnification hereunder.

            (e) For the avoidance of doubt, if there is any conflict between the terms of this Section 1.3 and the terms of either of the Supply Agreements with respect to any liabilities arising out of, or related to, directly or indirectly, Products (as such term is defined in the applicable Supply Agreement) sold by Seller or its Affiliates to Purchaser pursuant to such Supply Agreement, the terms of such Supply Agreement shall govern.

            Section 1.4 Closing. (a) The consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the satisfaction or waiver of the conditions set forth in
Article V hereof, at 10:00 a.m., at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, or at such other time and place as shall be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

            (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser, the following: (i) a duly executed Trademark License Agreement; (ii) a duly executed Assignment of Patent; (iii) a duly executed Assignment of Trademarks; (iv) a duly executed Bill of Sale; (v) the termination agreements referred to in Section 4.15(d), duly executed, and (vi) the Seller's Officer's Certificate.

            (c) At the Closing, Purchaser shall deliver to Seller, the following: (i) cash in the aggregate amount of $180,000,000 by electronic funds transfer of immediately available funds in the amounts and to the accounts of such entities as are designated by Seller on Schedule 1.4(c) (with such entities to designate to Purchaser in writing not less than two (2) business days prior to Closing the relevant account numbers of the accounts to which such transfers should be made) ; (ii) a duly executed Trademark License Agreement; (iii) a duly executed Assignment of Patent; (iv) a duly executed Assignment of Trademarks;
(v) the termination agreements referred to in Section 4.15(d), duly executed;
(vi) a duly executed instrument of assumption of the Assumed Liabilities substantially in the form of Exhibit C (the "Assumption Agreement"); and (vii) the Purchaser's Officer's Certificate.

            Section 1.5 Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or its Affiliates, as applicable. On the Closing Date, title to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss.

            Section 1.6 Purchase Price Adjustment. (a) Promptly after execution of this Agreement, Seller shall retain IMS Health Incorporated ("IMS") to determine the Months of Supply of each Product Line that were held by Seller's or its Affiliates' wholesale customers as of the end of the month immediately preceding the month in which the Closing Date occurs (the "Calculation Date"). "Months of Supply" shall be calculated by IMS using the methodology set forth on
Schedule 1.6. For purposes of this Section 1.6, "Product Line" means each of (i) all Ovcon 35 and Ovcon 50 Products determined in the aggregate (the "Ovcon Product Line") and (ii) all Estrace Cream Products determined in the aggregate (the "Estrace Product Line"). Seller shall request that IMS deliver to each of Seller and Purchaser, as soon as practicable after the Closing Date, a notice (the "IMS Notice") setting forth the Months of Supply as of the Calculation Date for each Product Line.

            (b) If the Months of Supply of the Ovcon Product Line, as set forth in the IMS notice, exceeds 2.1, then Seller shall pay to Purchaser in cash, within 10 business days of receipt of the IMS Notice, the product of (i) the Months of Supply of the Ovcon Product Line as of the Calculation Date minus 2.1 and (ii) $2,463,000. If the Months of Supply of the Estrace Product Line, as set forth in the IMS Notice, exceeds 2.4, then Seller shall pay to Purchaser in cash, within 10 business days of receipt of the IMS Notice, the product of (A) the Months of Supply of Estrace Product Line as of the Calculation Date minus
2.4 and (B) $1,565,000. For the avoidance of doubt, to the extent that any amounts payable by Seller pursuant to this clause (b) are less than zero, Purchaser shall have no obligation to pay the absolute value of such amounts to Seller.

            (c) Notwithstanding anything to the contrary set forth in this Agreement, the foregoing shall be Purchaser's sole and exclusive remedy with respect to Seller's (and its Affiliates') sales practices related to incentives or other inducements to purchase Products offered, or volume of the Products sold, to Seller's (or such Affiliates') customers, in each case, prior to the Closing Date. Purchaser shall not be entitled to recovery under Article VII for any Losses arising from any breaches of representations and warranties or breaches of covenants in this Agreement or in any Related Instrument relating to such sales practices or volume of sales.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Purchaser as follows:

            Section 2.1 Organization. Each of Seller and Mead Johnson & Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and its Affiliates has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on the Businesses as they are presently conducted.

            Section 2.2 Authority; Execution and Delivery; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and each of Seller and its Affiliates has the requisite corporate power and authority to execute and deliver each Related Instrument to which it is a party and to perform all of its obligations thereunder. The execution and delivery of this Agreement and the Related Instruments and the performance by Seller and its Affiliates of their respective obligations hereunder and thereunder have been authorized by all requisite corporate action on their respective parts. This Agreement has been validly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and each Related Instrument that is to be executed and delivered by Seller or an Affiliate of Seller will constitute when executed and delivered by Seller or such Affiliate, as applicable (assuming that such Related Instrument has been duly authorized, executed and delivered by Purchaser to the extent applicable), a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

            Section 2.3 Consents and Approvals; No Violations. (a) Except as set forth on Schedule 2.3(a), neither the execution and delivery of this Agreement nor any Related Instrument by Seller or any Affiliate of Seller party thereto, nor the performance by Seller or such Affiliate of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of Seller or such Affiliate, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Seller or such Affiliate is a party or by which Seller or such Affiliate or the Acquired Assets are bound, or result in the creation or imposition of any Lien upon any of the Acquired Assets or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to Seller, such Affiliate or the Acquired Assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not result in a Material Adverse Effect, have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

            (b) Except for the applicable requirements of the HSR Act and except as set forth on Schedule 2.3(b), no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Seller of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not result in a Material Adverse Effect, materially impair Seller's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

            Section 2.4 Financial Statements. Schedule 2.4 sets forth the "Statements of Net Sales and Product Contribution" for the Products for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with Seller's accounting policies applied on a consistent basis, which are in accordance with GAAP and fairly present, in all material respects, as of the dates thereof and for the periods then ended the product contribution (as described therein) of the Businesses.

            Section 2.5 Absence of Certain Changes. Except as set forth on
Schedule 2.5, since September 30, 1999 and through the date hereof, there has not been any material adverse change in the business or results of operations of the Businesses, taken as a whole. Except as set forth on Schedule 2.5, since September 30, 1999 and through the date hereof, Seller has caused each Business to be conducted in the ordinary course. Except as set forth on Schedule 2.5, since September 30, 1999 and through the date hereof, none of Seller or its Affiliates has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1.

            Section 2.6 Title of Assets. Seller or an Affiliate of Seller has, or as of the Closing Date will have, good and valid title to all the Acquired Assets, except, in the case of the Acquired Assets set forth in clauses (iii) and (iv) of Section 1.2(a), those sold or otherwise disposed of in the ordinary course of business consistent with past practices and not in violation of this Agreement, in each case free and clear of all Liens, other than Permitted Liens. This Section 2.6 does not relate to Intellectual Property, which is the subject of Section 2.7.

            Section 2.7 Intellectual Property. (a) Schedule 2.7(a) sets forth a complete and correct list of: (i) all patented or registered Intellectual Property and pending patent applications or other applications for registration of Intellectual Property owned or used in the Businesses; (ii) all common law trademarks and service marks used in the Businesses; and (iii) all licenses or similar agreements or arrangements to which Seller or any of its Affiliates is a party, either as licensee or licensor, relating to the Intellectual Property.

            (b) Except as set forth on Schedule 2.7(b):

            (i) Seller or one of its Affiliates owns and possesses all right, title and interest in, to and under the Intellectual Property used in the Businesses in the United States free and clear of any liens, encumbrances or other restrictions; and no claim by any third party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made and is currently outstanding, nor to the Knowledge of Seller, is any threatened or are there any grounds for the same;

            (ii) none of Seller or any of its Affiliates has received any notices of, nor is aware of any facts which would indicate a reasonable likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property used in the Businesses in the United States (including any demand or request that Seller license rights from a third party); and

            (iii) to the Knowledge of Seller, the conduct of the Businesses in the United States does not infringe, misappropriate or otherwise conflict with any rights of any third parties.

            (c) Except as set forth on Schedule 2.7(c), Seller has the right to use and convey all the Other Intellectual Property that is material to the conduct of the Businesses.

            (d) No present or former employee or consultant of Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in the Intellectual Property used in the Businesses in the United States.

            Section 2.8 Contracts. Except as set forth on Schedule 2.8, none of Seller or its Affiliates is a party to or bound by any oral or written contract, lease, license, indenture, agreement, commitment or any other legally binding arrangement, that is used, held for use or intended for use, primarily in, or that arises primarily out of, the operation or conduct of the Businesses and under which Purchaser will have any liability or other obligation after the Closing ("Contracts") and that is:

            (i) or contains a covenant not to compete or covenants that in any way purport to restrict the business activity of Seller and/or its Affiliates or limit the freedom of Seller and/or its Affiliates to engage in any of the Businesses or to compete with any Person or otherwise restricts the rights of Seller and/or its Affiliates to use or disclose any information in its or their possession;

            (ii) a Contract involving payment by Seller and/or any of its Affiliates of more than $50,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than purchase orders entered into in the ordinary course of any Business consistent with past practice;

            (iii) a Contract involving the obligation of Seller and/or any of its Affiliates to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the ordinary course of any Business consistent with past practice; or

            (iv) a Contract for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof or that creates a relationship with any distributor, dealer, manufacturer's representative or sales agency or that provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; or

            (v) a lease, installment or conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of or any other interest in any Acquired Assets (except personal property leases and installment or conditional sales agreements having a value per item or aggregate payments of less than $50,000 or extending for a term less than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice)).

            Except as set forth in Schedule 2.8, all Contracts listed in the Schedules are valid, binding and in full force and effect, except for such failures to be valid, binding, and in full force and effect that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.8, Seller or its Affiliates have performed all obligations required to be performed by them to date under the Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the Knowledge of Seller, no other party to any Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of all Contracts listed in the Schedules, together with all modifications and amendments thereto, have been made available to Purchaser.

            Section 2.9 Compliance with Law. (a) Except as set forth on Schedule 2.9(a) or to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) the Businesses are conducted in the United States in compliance with all permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable laws, including the United States Food, Drug and Cosmetics Act of 1938, as amended from time to time (the "FDA Act"), (ii) all governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations principally employed in, or necessary to the ongoing conduct of, the Businesses in the United States are in full force and effect,
(iii) since January 1, 1995, no Governmental Entity has served notice that Seller and its Affiliates (with respect to the Businesses), the Businesses or the Acquired Assets were or are in violation of any law, statute, ordinance, rule, regulation or order in the United States and, to the Knowledge of Seller, there are no grounds for the same and (iv) since January 1, 1995, none of Seller or any of its Affiliates has received written notice from any United States Governmental Entity that there are any circumstances currently existing which would lead to any loss or refusal to renew any governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations on terms less advantageous to Seller and its Affiliates than the terms of those licenses, permits, registrations, approvals, concessions, franchises and authorizations currently in force.

            (b) (i) Except as set forth on Schedule 2.9(b)(i), the Businesses are conducted in compliance in all material respects with all applicable laws and regulations in connection with the preparation and submission to the FDA of each of the NDAs (or ANDAs) relating to the Products, and each of the NDAs (or ANDAs) has been approved by, and none of Seller or any of its Affiliates has received any notice in writing which has, or reasonably should have, led Seller to believe that any of the NDAs (or ANDAs) are not currently in good standing with the FDA. To its Knowledge, Seller or its Affiliates have filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each NDA (or ANDA) which is material to the conduct of the Businesses as currently conducted by Seller. With respect to the Products for which an NDA (or an ANDA) has been approved by the FDA, the applicant and all persons performing operations covered by the application acted in compliance in all material respects with 21 U.S.C.
Sections 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of such application. Except as set forth on
Schedule 2.9(b)(i), none of Seller or any of its Affiliates or any of their agents have prepared or have any rights to any ANDA filings (or equivalent non-U.S. filings) relating to the Products.

            (ii) Except as set forth on Schedule 2.9(b)(ii), neither Seller nor any of its Affiliates has received any notice since January 1, 1995 that any United States governmental or regulatory agency (including the FDA) has commenced, or, to the Knowledge of Seller, threatened to initiate any action to withdraw its approval or request the recall of any Product, or commenced or threatened to initiate any action to enjoin production of the Products at any facility.

            (iii) All manufacturing operations conducted by Seller and its Affiliates relating to the manufacturing of the Products are being conducted in compliance in all material respects with current good manufacturing practices as set forth in 21 C.F.R. Parts 210 and 211.

            (iv) Seller and its Affiliates have made available to Purchaser copies of all material (A) reports of inspection observations, (B) establishment inspection reports, and (C) warning letters as well as any other documents received by Seller or any of its Affiliates from the FDA relating to the Product and/or arising out of the conduct of the

Businesses that assert ongoing material lack of compliance with any material applicable laws or regulatory requirements (including those of the FDA) by Seller or its Affiliates.

            Section 2.10 Litigation. (a) As of the date hereof, except as set forth on Schedule 2.10, there is no claim, action, or proceeding, including product liability claims (collectively, a "Proceeding"), pending or, to Seller's Knowledge, threatened against Seller or its Affiliates (in respect of the Acquired Assets), the Acquired Assets (including the Products), the conduct of the Businesses or the transactions contemplated by this Agreement and each Related Instrument, in respect of which Purchaser would become liable as a result of the consummation of the transactions contemplated hereby which is reasonably likely to be adversely determined, and if adversely determined, is reasonably likely to result in a Material Adverse Effect.

            (b) There are no outstanding orders, injunctions or decrees of any United States Governmental Entity that apply to the Acquired Assets (or will apply to Purchaser after the Closing) that restrict the ownership, disposition or use of the Acquired Assets or the conduct of the Businesses, in each case, in any material respect.

            Section 2.11 Brokers or Finders. Neither Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

            Section 2.12 Registrations. Schedule 2.12 sets forth all regulatory approvals for the Products.

            Section 2.13 Medical Information. Seller has made available to Purchaser copies of (a) all serious adverse event reports and periodic adverse event reports with respect to the Products that have been filed with the FDA since January 1,1995, including any material correspondence or other material documents relating thereto, (b) a schedule of all payouts made by Seller since January 1, 1995 to end-users in respect of claims relating to the Products and
(c) a schedule of all actual or threatened claims made by end-users since January 1, 1995 against Seller or its Affiliates relating to the Products.

            Section 2.14 Websites and Domain Names. Other than the domain names set forth on Schedule 2.14, none of Seller or any of its Affiliates has any interest or ownership rights in any domain names or websites exclusively relating to the Products.

            Section 2.15 Knowledge. Seller represents that the individuals set forth on Schedule 8.2(a) are Seller's and its Affiliates' representatives with primary responsibility in their respective areas of expertise.

            Section 2.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II (including the Schedules), the Seller's Officer's Certificate and the Related Instruments, none of Seller, its Affiliates or any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Affiliates.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warranties to Seller as follows:

            Section 3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

            Section 3.2 Authority; Execution and Delivery; Enforceability. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Related Instruments and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Instruments and the performance by Purchaser of its obligations hereunder and thereunder have been authorized by all requisite corporate action on the part of Purchaser. This Agreement has been validly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser (assuming that such Related Instrument has been duly authorized, executed and delivered by Seller and/or its Affiliates to the extent applicable), a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

            Section 3.3 Consents and Approvals; No Violations. (a) Neither the execution and delivery of this Agreement nor any Related Instrument by Purchaser nor the performance by Purchaser of its obligations hereunder or thereunder will
(i) violate the certificate of incorporation, by-laws or other organizational document of Purchaser, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Purchaser is a party or by which any of its properties or assets are bound or
(iii) violate or conflict with any law, rule, regulation, judgment, order or decree, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on Purchaser's ability to consummate the transaction contemplated hereby or materially delay the consummation of the transactions contemplated by this Agreement.

            (b) Except for the applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not materially impair Purchaser's ability to consummate the transaction contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

            Section 3.4 Brokers and Finders. Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

            Section 3.5 No Proceedings. There is no Proceeding, pending or, to the Knowledge of Purchaser, threatened against Purchaser which would affect Purchaser's ability to consummate the transactions contemplated by this Agreement and each Related Instrument.

            Section 3.6 Availability of Funds. Purchaser has used its commercially reasonable efforts and will continue to use its commercially reasonable efforts to obtain the funds necessary to consummate the Acquisition for so long as this Agreement has not been terminated in accordance with the provisions of Article VI. Without limiting the provisions of this Section 3.6, Purchaser acknowledges and agrees that for purposes of Section 3.6 "commercially reasonable efforts" shall include the actions set forth on Schedule 3.6.

            Section 3.7 No Other Purchaser Representations or Warranties. Except for the representations and warranties contained in this Article III, the Purchaser's Officer's Certificate and the Related Instruments neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

                                   ARTICLE IV

                                    COVENANTS

            Section 4.1 Conduct of the Business. During the period from the date hereof until the Closing, Seller shall, except as otherwise contemplated by this Agreement or as set forth on Schedule 4.1, and shall cause its Affiliates to, operate the Businesses only in the ordinary course of business consistent with past practices and shall, and shall cause its Affiliates to, use its or their reasonable efforts to preserve intact the Acquired Assets and the Businesses. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, from the date of this Agreement until Closing Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), Seller: (a) shall not, and shall cause its Affiliates not to, mortgage, pledge or subject to any Lien (other than Permitted Liens) any Acquired Asset, (b) shall, and shall cause its Affiliates to, use its and their reasonable efforts to maintain satisfactory relationships with and preserve the goodwill of suppliers and customers in connection with the conduct of the Businesses, (c) shall not, and shall cause its Affiliates not to, transfer or grant any rights or options in or to any of the Acquired Assets except for the transfer of inventory in the ordinary course of business, (d) shall not, and shall cause its Affiliates not to, transfer to any third party any rights under any licenses, sublicenses or other agreements with respect to any Intellectual Property, (e) shall, and shall cause its Affiliates to, conduct its marketing and promotional activities with respect to the Products in the ordinary course of each Business consistent with past practices, (f) shall not, and shall cause its Affiliates not to, institute any new methods of purchase, sale or operation nor institute any changes in the product pricing or in promotional allowances other than in the ordinary course of each Business consistent with past practices, (g) shall not, and shall cause its Affiliates not to, make any material changes in selling, pricing or advertising practices inconsistent with past practices and (h) shall not launch any Product packaging changes or Product line extensions, including the Estrace(R) Cream "Unit of Use" line extension. Without limiting the foregoing in clause (g), Seller shall not, and shall cause its Affiliates not to, engage in any special promotions of any Product or establish any tie-ins of any Product with any of Seller's or its Affiliates' other products.

            Section 4.2 Access to Information. (a) After the date hereof and prior to the Closing, Seller shall, and shall cause its Affiliates to, permit Purchaser and its representatives and agents to have reasonable access during normal business hours to Seller's and its Affiliates' books and records, manufacturing facilities and personnel primarily relating to the Acquired Assets and the Businesses and Seller shall, and shall cause its Affiliates to, furnish promptly to Purchaser such available information concerning the Acquired Assets and the Businesses as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, its Affiliates or the Businesses.

            (b) In addition, at any time prior to, on or after the Closing (i) Seller shall cooperate with Purchaser in making Retained Information available,
(ii) Seller shall
furnish copies (the first such copy being at Seller's cost and any additional copies being at Purchaser's cost) of such Retained Information for review by Purchaser, to the extent practicable, at the reasonable request of Purchaser, and (iii) upon written notice from Purchaser of any request for Retained Information, Seller shall promptly designate appropriate contacts with respect thereto, and shall make such contacts reasonably available to Purchaser.

            Section 4.3 Confidentiality. (a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Seller dated November 1, 1999 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Businesses or otherwise included in the Acquired Assets or relating to the Products; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. Notwithstanding the foregoing, Seller acknowledges and agrees that Purchaser may
(i) disclose to prospective purchasers of its notes, their representatives, all other Persons deemed necessary by Purchaser in connection therewith and Purchaser and its Affiliates' lenders (to the extent required by such lenders) all information relating to the Businesses (other than the Financial Statements) set forth in Purchaser's confidential offering circular dated as of January 26, 2000 (the "Offering Memorandum") delivered to such Persons in connection with the financing of the transactions contemplated by this Agreement and (ii) publicly disclose Retained Information (other than the Financial Statements) relating to the Businesses (A) if and to the extent required by applicable law, rule or regulation or (B) with the consent of Seller (not to be unreasonably withheld). Purchaser may not disclose the Financial Statements to any Persons except with the prior consent of Seller, to be given in its sole discretion.

            (b) Each of Purchaser and Seller agrees that the terms of this Agreement and the Related Instruments shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Related Instruments shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable law and only to the extent required by such law. In the event that such disclosure, availability or filing is required by applicable law, each of Purchaser and Seller (as applicable) agrees to use commercially reasonable efforts to obtain "confidential treatment" of this Agreement and the Related Instruments with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Entity) and to redact such terms of this Agreement and the Related Instruments as the other party shall request.

            (c) Seller shall keep confidential, and cause its Affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Businesses, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this
Section 4.3(c). The covenant set forth in this Section 4.3(c) shall terminate five (5) years after the later of the termination of the Estrace Supply Agreement and the termination of the Ovcon Supply Agreement.

            Section 4.4 Best Efforts. (a) On the terms and subject to the conditions of this Agreement, and subject to Section 3.6 with respect to Purchaser's obligation to obtain funds, each party shall use its best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Without limiting the foregoing or the provisions set forth in Section 4.5, and subject to Section 3.6 with respect to Purchaser's obligation to obtain funds, Purchaser and Seller shall use their respective best efforts to cause the Closing to occur on or prior to February 15, 2000.

            Section 4.5 Regulatory Approvals. (a) On January 14, 2000, each of Purchaser and Seller filed appropriate forms under the HSR Act with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ"). Each of Seller and Purchaser shall as promptly as practicable, supply the FTC and the DOJ such supplemental information requested, if any, in connection with the transactions contemplated hereby pursuant to the HSR Act. Any supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Seller and Purchaser shall use its best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement.

            (b) Each of Seller and Purchaser shall use commercially reasonable efforts to procure all applicable regulatory approvals necessary to consummate the transactions contemplated hereby, including the transfer from Seller to Purchaser, within 90 days of the Closing Date, of all Seller's rights, title and interest to regulatory approvals relating to the Products or the Businesses.

            Section 4.6 Property Transfer Taxes. Except as otherwise provided herein, any fees, charges, Taxes or other payments required to be made to any Governmental Entity in connection with the transfer of the Acquired Assets and the assignment and assumption of the Assumed Liabilities pursuant to the terms of this Agreement shall be paid 50% by Purchaser and 50% by Seller. Seller and Purchaser shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes payable in connection with the transfer of the Acquired Assets.

            Section 4.7  [Reserved.]

            Section 4.8 Publicity. Except as otherwise required by law or applicable stock exchange requirements, prior to the Closing neither Purchaser nor Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other party, which approval shall not unreasonably be withheld. The content of the initial press release announcing the execution of this Agreement shall be mutually agreed by Purchaser and Seller.

            Section 4.9 Supplemental Disclosure. Seller shall have the right from time to time prior to the second business day preceding the Closing to supplement or amend the Schedules with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in any such Schedule. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article V have been satisfied, but will be deemed to have cured any such breach of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of Article VII hereof.

            Section 4.10 Further Assurances. Each party shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement and each Related Instrument. With respect to all documents, information and other materials included in the Acquired Assets, in addition to paper and other tangible copies, Seller shall, upon Purchaser's request, also provide to Purchaser electronic copies of such documents, information and other materials, provided that Seller or its Affiliates or their respective agents have electronic copies thereof. The foregoing requirement shall only apply to such documents, information and other material exclusively related to the Acquired Assets, and Seller shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to Purchaser.

            Section 4.11 No Use of Certain Names. (a) Purchaser shall promptly, and in any event within six (6) months after the Closing, complete the revision of all product literature relating to the Products (i) to delete all references to the Names and (ii) to delete all references to Seller's or its Affiliates' customer service address or phone number; provided, however, that for a period of six (6) months from the Closing Date Purchaser may continue to distribute product literature that uses any Names, addresses or phone numbers to the extent that such literature exists on the Closing Date, and Seller hereby grants to Purchaser rights under any copyrights and other intellectual property owned by Seller (and covenants to cause each of its Affiliates to grant Purchaser rights under any copyrights and other intellectual property owned by such Affiliate) to the extent necessary to allow Purchaser to so use such product literature. In no event shall

Purchaser use any Names after the Closing in any manner or for any purpose different from the use of such Names by Seller during the 90-day period preceding the Closing, except as provided in the Supply Agreements.

            (b) Seller hereby grants a non-exclusive right and license to Purchaser under the Names to the extent necessary to allow Purchaser and its Affiliates and their designees to market, distribute and sell the Products utilizing the labels and packaging existing on the Closing Date, to the extent permitted under Section 2.1.4 of each of the Supply Agreements.

            (c) "Names" means "Bristol-Myers Squibb Company", "Bristol-Myers Squibb", "BMS", "Bristol-Myers Products", "B-MS", "Squibb" and "E.R. Squibb & Sons", "Mead Johnson", "Mead Johnson & Company" variations and derivatives thereof and any other logos or trademarks, trade names or service marks of Seller or its Affiliates not included on Schedule 2.7.

            Section 4.12 Geographic Limitations. (a) After the Closing Date, and so long as the [REDACTED], is in effect, Purchaser shall not, and shall not permit its Affiliates to, market or sell, and shall use commercially reasonable efforts to prevent any other Person from marketing or selling, any products bearing the Estrace(R) name in [REDACTED]. In furtherance of the foregoing, Purchaser shall (i) include the following provision in any agreement or on the face of any purchase order form, invoice or similar instrument related to the sale of Estrace Cream (in the case of purchase order forms, invoices or similar instruments, only after exhaustion of Purchaser's existing stock of such instruments): "Buyer shall use/sell/distribute the goods only within the country where Seller has delivered them and shall not directly or indirectly, export them to any other country" and (ii) if it becomes aware of any [REDACTED] by a customer, use commercially reasonable efforts to prevent further resales by such customer, including stopping sales to such customer.

            (b) Purchaser acknowledges and agrees:

            (i) that the Acquired Assets do not include or confer any rights to manufacture, distribute, market or sell any products under the "Estrace" name in Canada;

            (ii) that certain rights to use the Estrace(R) trademark in [REDACTED] were licensed by Seller to [REDACTED]; and

            (iii) that Purchaser will not take any actions that violate [REDACTED] under such agreement, including registering, applying to register or otherwise using the Estrace(R) trademark (or a mark confusingly similar thereto) in [REDACTED] (unless otherwise agreed to in writing by [REDACTED]).

            (c) Seller agrees that it will not amend, supplement or otherwise modify the provisions of the [REDACTED] related to the Estrace(R) trademark.

            Section 4.13 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

            Section 4.14 Right of First Negotiation. If, during the period from the Closing Date until the fifth anniversary thereof, Seller (or any of its Affiliates) determines that it is interested in entering into an arrangement with an unaffiliated person (hereinafter a "Third Party") to sell or out-license the right to sell (any such rights being hereafter referred to as a "Right") any of the Excluded Estrace Products (subject to the Roberts Agreement), Seller (or any of its Affiliates, as applicable) shall give Purchaser a right of first negotiation to acquire such Right as follows:

            (a) Seller shall give written notice to Purchaser of its (or any of its Affiliates) interest in selling or out-licensing the Right. Purchaser shall have fifteen (15) days after receipt of such notice to decide whether or not it wishes to pursue negotiations for such an arrangement with respect to such Right and to submit a proposal to Seller. In the event that Purchaser declines to pursue negotiations or does not reply to Seller's notice within the fifteen (15) day period, Seller (or any of its Affiliates, as applicable) shall be free to negotiate and enter into an arrangement with respect to such Right with a Third Party.

            (b) In the event that Purchaser expresses interest in negotiations and submits a preliminary proposal, then for an additional thirty (30) day period, Seller shall conduct negotiations on an exclusive basis with Purchaser diligently and in good faith to reach an agreement with Purchaser. At the end of such thirty (30) day period, if the parties have not reached an agreement at such time, Purchaser shall give Seller a written notice setting forth the final offer by Purchaser for such an arrangement (the "Final Offer"). If Seller (or any of its Affiliates, as applicable) rejects the Final Offer, it shall thereafter be free to negotiate and enter into an arrangement with respect to such Right with a Third Party as provided in Section 4.14(c) below.

            (c) In the event Seller and Purchaser fail to negotiate a written agreement pursuant to Sections 4.14(b) above within the period provided therein, Seller (or any of its Affiliates, as applicable) shall be free to enter into an arrangement for the selling or out-licensing of the Right with a Third Party; provided, however, that for a period of twelve months from the expiration of the thirty (30) day exclusive negotiation period set forth in Section 4.14(b) Seller shall not, and shall cause its Affiliates not to, enter into an arrangement with a Third Party with respect to such Right on terms less favorable to Seller and its Affiliates than the Final Offer without first reoffering to Purchaser the opportunity to enter into an arrangement on the terms set forth in the Final Offer. In the event of such a reoffer, Purchaser shall have fifteen (15) days to advise Seller of its interest in entering into an arrangement on such terms. In the event that Purchaser expresses interest in such an arrangement on such terms, Purchaser and Seller (or any of Seller's Affiliates, as applicable) shall conduct exclusive negotiations and conclude an agreement incorporating such terms within thirty (30) days thereafter. For purposes of this Section 4.14(c), Purchaser acknowledges and agrees that Seller (or any of its Affiliates, as applicable) shall have the right, in its sole discretion, to determine whether an offer from a Third Party that consists in whole or in part of non-cash compensation is more or less favorable to Seller and its Affiliates than the Final Offer.

            Section 4.15 Copromotion Agreement. (a) Purchaser acknowledges and agrees that by execution of this Agreement, Seller and its Affiliates have satisfied their obligation under Section 15 of the Copromotion Agreement entitled "Right of First Negotiation".

            (b)  Each of Purchaser and Seller agrees that:

            (i) the Copromotion Agreement shall remain in full force and effect up to the Closing Date;

            (ii) until such date, it will perform under the Copromotion Agreement in the ordinary course of business and consistent with past practice; and

            (iii) upon the Closing, the Copromotion Agreement shall terminate; provided that each party thereto shall remain liable for any obligations or liabilities thereunder (including payment obligations) which survive such termination, in accordance with Section 12 thereof.

            (c) Each of Purchaser and Seller agrees that upon the Closing the License Agreement among Purchaser, Warner Chilcott Laboratories Ireland Limited ("WC Ireland") and Seller dated as of February 1, 1999 (the "Ovcon License Agreement"), shall terminate; provided that each party thereto shall remain liable for any obligations or liabilities thereunder (including payment obligations) which survive such termination in accordance with Section 8 thereof.

            (d) on the Closing Date (i) Purchaser shall enter into, and Seller shall cause Apothecon, Inc. to enter into, a termination agreement with respect to the Copromotion Agreement that is consistent with Section 4.15 (b)(iii) and
(ii) Purchaser and Seller shall enter into, and Purchaser shall cause WC Ireland to enter into, a termination agreement with respect to the Ovcon License Agreement that is consistent with Section 4.15(c).

            Section 4.16 Customer Notifications. Promptly after the Closing Date, Seller and Purchaser shall jointly notify all customers of the Businesses
(i) of the transfer of the Acquired Assets to Purchaser, (ii) that all purchase orders for Products received by Seller or any of its Affiliates prior to the Closing Date but not filled as of such date will be transferred to Purchaser; provided that, to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred, and (iii) that all subsequent purchase orders for Products should be sent to Purchaser at Warner Chilcott, Inc., 100 Enterprise Drive, Suite 280, Rockaway, NJ 07866, attention: William Poll, V.P. Finance & Trade Relations. Seller and Purchaser shall share the costs of such notification.

            Section 4.17 Post-Closing Cooperation. (a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Businesses from Seller to Purchaser and to minimize any disruption to the Businesses and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal businesses hours, to such information and assistance relating to the Businesses (to the extent within the control of such party) as is reasonably requested for financial reporting and accounting matters.

            (b) After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Assets (including access to books and records) as is reasonably requested for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Businesses. Purchaser shall retain the books and records of Seller and its Affiliates included in the Acquired Assets for a period of seven years after the Closing. After the end of such seven-year period, before disposing of such books or records, Purchaser shall give notice to such effect to Seller and shall give Seller, at Seller's cost and expense, an opportunity to remove and retain all or any part of such books or records as Seller may select.

            (c) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 4.17. Neither party shall be required by this Section 4.17 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Businesses).

            Section 4.18 Covenant Not to Compete. (a) After the Closing, Seller shall not, and shall cause its subsidiaries not to, (i) for a period of ten (10) years following the Closing Date, engage in the manufacture, marketing, distribution or sale of any generic equivalent of any Product or (ii) for a period of three (3) years following the Closing Date, engage in the manufacture, marketing, distribution or sale of any product for hormone replacement therapy, in cream form and vaginally applied, that has 17(beta)-Estradiol as its primary active ingredient (each of (i) and (ii) being a "Competitive Business").

            (b) The foregoing shall not be construed to prevent Seller or any of its subsidiaries from doing any of the following: (i) manufacturing Estrace Cream under the Estrace Supply Agreement, (ii) manufacturing, marketing, distributing or selling a product in tablet form under the name Estrace(R),
(iii) acquiring any Person that derives less than 5% of its revenues from a Competitive Business (or any Person that derives an amount equal to or in excess of 5% of its revenues from a Competitive Business so long as Seller causes such Person to divest such Competitive Business within two (2) years from the date of acquisition), and thereafter owning, managing, operating or controlling such Person, (iv) owning up to 10% of the voting equity securities or any non-voting equity or debt securities of any Person primarily engaged in a Competitive Business whose securities are publicly traded on a national securities exchange or in the over-the-counter market (or an amount in excess of 10% so long as Seller divests such excess within two (2) years), or (v) owning any equity or debt securities through any employee benefit or pension plan.


                                    ARTICLE V

                                   CONDITIONS

            Section 5.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

            (a) The waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act shall have expired or been terminated.

            (b) There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

            Section 5.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following conditions:

            (a) The representations and warranties of Seller made in this Agreement (including the Schedules) and the Related Instruments that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

            (b) Seller shall have performed in all material respects all obligations and covenants required to be performed or complied with by Seller under this Agreement by the time of Closing.

            (c) Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by an authorized officer of Seller, reasonably satisfactory in form to Purchaser, to the effect of (a) and (b) above (the "Seller's Officer's Certificate").

            (d) Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 1.4(b).

            (e) Purchaser shall have obtained adequate financing to enable it to consummate the Acquisition.

            (f) During the period from September 30, 1999 until the Closing, there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which has, or would reasonably be expected to have, a Material Adverse Effect.

            Section 5.3 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

            (a) The representations and warranties of Purchaser made in this Agreement and the Related Instruments that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

            (b) Purchaser shall have performed in all material respects all obligations and covenants required to be performed or complied with by Purchaser under this Agreement by the time of Closing.

            (c) Seller shall have received from Purchaser a certificate, dated the Closing Date, duly executed by an authorized officer of Purchaser, reasonably satisfactory in form to Seller, to the effect of (a) and (b) above (the "Purchaser's Officer's Certificate").

            (d) Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 1.4(c).

            Section 5.4 Waiver of Closing Conditions. Purchaser and Seller acknowledge and agree that if Purchaser or Seller has knowledge of a failure of any condition set forth in Section 5.2 or 5.3, respectively, or of any breach by the other party of any representation, warranty or covenant contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have waived such condition or breach and such party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to
Article VII, to sue for damages or to assert any other right or remedy for any losses, arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

            Section 5.5 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to cause the Closing to occur, to the extent required by Section 4.4. Purchaser may only rely on the failure of the condition set forth in Section 5.2(e) if it has used commercially reasonable efforts in accordance with Section 3.6 to obtain adequate financing to enable it to consummate the Acquisition.


                                   ARTICLE VI

                            TERMINATION AND AMENDMENT

            Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

            (a) Mutual consent of Seller and Purchaser;

            (b) Either Seller or Purchaser if the Closing shall not have occurred on or before June 30, 2000 (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

            (c) Either Seller or Purchaser if a condition to its obligation to perform becomes incapable of fulfillment and such condition shall not have been waived by the other party; provided, that Seller or Purchaser, as the case may be, may not seek termination pursuant to this Section 6.1(c) if such condition is incapable of fulfillment due to the failure of Seller or Purchaser, as the case may be, to perform the agreements set forth herein required to be performed by such party, at or before the Closing; or

            (d) Either Seller or Purchaser if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

            Section 6.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.3 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or its Affiliates, (ii) Section 8.6 relating to certain expenses,
(iii) Sections 2.11 and 3.4 relating to finder's fees and broker's fees, (iv)
Section 6.1 and this Section 6.2, (v) Section 4.15(a) (except to the extent that this Agreement has terminated pursuant to Section 6.1(b) as a result of a failure to close which is solely a result of Seller's failure to fulfill obligations under this Agreement which were within Seller's control), (vi)
Section 4.8 relating to publicity and (vii) Section 8.7 relating to governing law. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

            Section 6.3 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

            Section 7.1 Survival of Representations. The representations and warranties contained in this Agreement (including the Schedules), in any Related Instrument, the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and in any other document delivered in connection herewith or therewith shall survive the Closing solely for purposes of this Article VII and shall terminate at the close of business on the eighteen-month anniversary of the Closing Date; provided that the representations and warranties contained in
Section 2.1 (Organization); Section 2.2 (Authority; Execution and Delivery; Enforceability); Section 3.1 (Organization) and Section 3.2 (Authority; Execution and Delivery; Enforceability) shall terminate on the third anniversary of the Closing Date.

            Section 7.2 Indemnification by Seller. (a) Subject to Section 1.6(c), Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), to the extent arising from:

            (i) any breach of any representation or warranty of Seller that survives the Closing and is contained in this Agreement (including the Schedules), the Seller's Officer's Certificate or in any Related Instrument (other than the Supply Agreements);

            (ii) subject to the provisions of Section 7.7(b), any breach of any covenant of Seller contained in this Agreement or in any Related Instrument (other than the Supply Agreements);

            (iii) any Excluded Liability; and

            (iv) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

            (b) Seller shall not be required to indemnify any Person, and shall not have any liability:

            (i) under clause (i) of Section 7.2 (a) unless the aggregate of all Losses for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $2,000,000, and then only to the extent of any such excess;

            (ii) under clause (i) of Section 7.2(a) for any individual items (or series of related individual items) where the Loss relating thereto is less than $50,000, in which case such items shall not be aggregated for purposes of clause (i) of this Section 7.2(b);

            (iii) under clause (i) of Section 7.2(a) in excess of an amount equal to $25,000,000; and

            (iv) under clause (i) of Section 7.2(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Purchaser or any of its Affiliates;

provided, however, that the limitations in the preceding clauses (i)-(iv) of this Section 7.2(b) shall not be applicable to indemnification under clause (i) of Section 7.2(a) with respect to the representations and warranties set forth in Sections 2.1 and 2.2.

            Section 7.3 Indemnification by Purchaser. Purchaser shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

            (a) any breach of any representation or warranty of Purchaser that survives the Closing and is contained in this Agreement, the Purchaser's Officer's Certificate or in any Related Instrument (other than the Supply Agreements); provided that Purchaser shall not be required to indemnify any Person, and shall not have any liability under this Section 7.3(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Purchaser or any of its Affiliates; provided further, however, that the limitation in the preceding proviso shall not be applicable to indemnification under this clause (a) of Section 7.3 with respect to the representations and warranties set forth in Sections 3.1 and 3.2;

            (b) subject to the provisions of Section 7.7(b), any breach of any covenant of Purchaser contained in this Agreement or in any Related Instrument (other than the Supply Agreements);

            (c) any Assumed Liability; and

            (d) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

            Section 7.4 Calculation of Losses. The amount of any Loss for which indemnification is provided under clause (i) of Section 7.2(a) or clause (a) of
Section 7.3 shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit immediately realized by the indemnified party in cash arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under clause (i) of Section 7.2(a) or clause
(a) of Section 7.3 or the incurrence or payment of any indemnified Loss. Any indemnity payment under clause (i) of Section 7.2(a) or clause (a) of Section
7.3 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

            Section 7.5 Termination of Indemnification. The obligations to indemnify and hold harmless any party, (a) pursuant to Section 7.2(a)(i) or 7.3(a), shall terminate on the eighteen-month anniversary of the Closing Date (except to the extent that pursuant to Section 7.1 any representation or warranty survives past such anniversary) and (b) pursuant to the other clauses of Sections 7.2 and 7.3, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.6 to the party to be providing the indemnification.

            Section 7.6 Procedures. (a) In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party (the "indemnifying party") in writing (and in reasonable detail) of the Third Party Claim within 15 business days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days' time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

            (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the indemnified party.

            (c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 7.2 or 7.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 7.2 or 7.3, except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure. If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

            Section 7.7 Sole Remedy; No Additional Representations. (a) Except as otherwise specifically provided in Section 1.6(c) or in any Related Instrument, each of Purchaser and Seller acknowledges and agrees that, to the extent the Closing occurs, its sole and exclusive remedy after the Closing with respect to any and all claims and causes of action relating to this Agreement (including the Schedules), the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and the Related Instruments (other than the Supply Agreements), the Acquisition and the other transactions contemplated hereby and thereby, the Businesses, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Closing Date) shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each of Purchaser and Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action relating to this Agreement (including the Schedules), the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and the Related Instruments (other than the Supply Agreements), the Acquisition and the other transactions contemplated hereby and thereby, the Businesses, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Closing Date) it may have against the other party hereto arising under or based upon any applicable law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 7.2 or Section 7.3, as applicable).

            (b) Each of Purchaser and Seller acknowledges and agrees that, to the extent the Closing occurs, it shall not have any remedy after the Closing with respect to any and all claims and causes of action relating to any breach of any covenant requiring performance prior to the Closing under this Agreement (including the Schedules) (other than claims of, or causes of action arising from, fraud); provided that this Section 7.7(b) shall not apply to any breach of a covenant that requires performance prior to and after the Closing to the extent any breach of such covenant occurs after the Closing.

            (c) Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Businesses that it and its representatives have desired or requested to see or review, and that it and its representatives have had a opportunity to meet with the officers and employees of Seller and its Affiliates to discuss the Businesses. For the avoidance of doubt, Purchaser's access to such information and its opportunity to meet with such personnel shall not limit Purchaser's right to make a claim for indemnification under Section 7.2(a).

            (d) Purchaser acknowledges that none of Seller, its Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Businesses furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement (including the Schedules), the Related Instruments or the Seller's Officer's Certificate, and none of Seller, its Affiliates or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, documents or material made available to Purchaser in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby except to the extent such information, documents or materials is included in the representations or warranties of the Seller set forth in this Agreement (including the Schedules), the Related Instruments or the Seller's Officers' Certificates.

            (e) Purchaser also acknowledges that, should the Closing occur, except as expressly set forth in the representations and warranties set forth in
Article II of this Agreement (including the Schedules), Related Instrument or in the Seller's Officer's Certificate, there are no representations or warranties by Seller of any kind, express or implied, with respect to the Businesses, and that Purchaser is purchasing the Acquired Assets "as is", "where is" and "with all faults". Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties set forth in Article II of this Agreement (including the Schedules), the Related Instruments or in the Seller's Officer's Certificate, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      Section 7.8 Limitations on Liability. (a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any indemnity obligation set forth in Section 7.2(a)(i) or 7.3(a) for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business).

            (b) Seller and Purchaser shall cooperate with each other in resolving any claim or liability with respect to which one party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.


                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Seller, to:

                        Bristol-Myers Squibb Company
                        345 Park Avenue
                        New York, New York 10154-0037
                        Telephone:  (212) 546-4000
                        Facsimile:  (212) 605-9476
                        Attention:  Robert E. Ewers, Jr., Esq.
                                    Senior Counsel

                        with a copy to:

                        Cravath, Swaine & Moore
                        825 Eighth Avenue
                        New York, New York 10019
                        Telephone:  (212) 474-1000
                        Facsimile:  (212) 474-3700
                        Attention:  Susan Webster, Esq.

            (b)   if to Purchaser, to:

                        Warner Chilcott, Inc.
                        100 Enterprise Drive
                        Suite 280
                        Rockaway, NJ 07866
                        Telephone: (973) 442-3200
                        Facsimile: (973) 442-3316
                        Attention: Beth Hecht, Esq.
                                   General Counsel

                        with a copy to:

                        Kirkland & Ellis
                        153 E. 53rd Street
                        New York, NY 10022
                        Telephone: (212) 446-4831
                        Facsimile: (212) 446-4900
                        Attention: Frederick Tanne, Esq.

            Section 8.2 Definitions; Interpretation. (a) For purposes of this
Agreement:

            "Accounts Receivable" shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the Businesses as of the close of business on the Closing Date.

            "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

            "ANDA" shall mean an abbreviated new drug application which is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the United States.

            "Assignment of Patent" shall mean the Assignment of Patent agreement executed by Seller and Purchaser in substantially the form of Exhibit A.

            "Assignment of Trademarks" shall mean the Assignment of Trademarks agreement executed by Seller and Purchaser in substantially the form of Exhibit B.

            "Bill of Sale" shall mean the Bill of Sale in substantially the form of Exhibit D.

            "Business" shall mean the business of manufacturing, marketing, distributing and selling the Products as currently conducted by Seller and its Affiliates; provided, however, that in the case of Estrace Cream, the term "Business" shall not include (i) the manufacturing, marketing, distributing or selling of the Excluded Estrace Products and (ii) the manufacturing, marketing, distributing or selling of Estrace Cream under Estrace(R) trademark in Canada, which trademark was licensed by Seller to Roberts under the Roberts Agreement. "Businesses" shall refer, collectively, to the Business of each Product.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Copromotion Agreement" shall mean the Copromotion Agreement between Apothecon, Inc., a wholly-owned subsidiary of Seller, and Purchaser dated January 1, 1999.

            "Estrace Supply Agreement" shall mean the Estrace Transitional Support and Supply Agreement dated as of the date hereof between Purchaser and an Affiliate of Seller.

            "Excluded Estrace Products" shall mean any and all products manufactured, marketed, distributed or sold in tablet form under the Estrace(R) name.

            "Formulae" shall mean the percentages and specifications of ingredients currently used, as of the Closing Date, to manufacture the Products in each Business.

            "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof.

            "Governmental Entity" shall mean any Federal, state, local or non-U.S. government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Intellectual Property" shall mean, collectively, Formulae, Trademarks, Patents and any Other Intellectual Property.

            "Knowledge" shall mean (i) with respect to Seller, the actual knowledge of the representatives of Seller set forth on Schedule 8.2(a) after due inquiry, and (ii) with respect to Purchaser, the actual knowledge of any officer of Purchaser after due inquiry.

            "Lien" shall mean any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

            "Material Adverse Effect" means a material and adverse effect upon the business, operations, assets, liabilities, financial condition or operating results of the Businesses or the Acquired Assets (including the Products), taken as a whole.

            "NDA" shall mean a New Drug Application or Product License Application for any Product, as appropriate, requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a Product which are necessary for FDA approval to market a Product in the United States.

            "Other Intellectual Property" shall mean all the technology, inventions, processes, specifications, know-how, trade secrets, goodwill and copyrights, which are currently owned by Seller and used exclusively in the conduct of the Businesses.

            "Ovcon Supply Agreement" shall mean the Ovcon Transitional Support and Supply Agreement dated as of the date hereof between Purchaser and an Affiliate of Seller.

            "Patents" shall mean all patents and patent applications, and all additions, divisions, continuations, continuations in-part, substitutions, reissues, extensions, registrations and renewals of any of the foregoing used in the conduct of the Businesses.

            "Permitted Liens" shall mean, collectively (a) Liens for taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory mechanics', warehousemens', materialmens', contractors', workmens', repairmens' and carriers' liens, and other similar Liens arising in the ordinary course for obligations which are not delinquent, (c) the rights, if any, of third parties, appearing in product advertisements for the Products being transferred as part of the Acquired Assets, and (d) Liens which do not materially impair the current use or the value of the assets subject to such Liens.

            "Person" shall mean any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

            "Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

            "Related Instruments" shall mean the Assumption Agreement, the Supply Agreements, the Assignment of Patent, the Assignment of Trademarks and the Trademark License Agreement.

            "Retained Information" shall mean any and all books and records prepared and maintained by Seller in connection with the Businesses, including laboratory books, batch records and stability studies, that does not relate exclusively to the Businesses, in connection with Seller's or its Affiliates' conduct of the Businesses prior to the Closing Date.

            "Supply Agreements" shall mean the Estrace Supply Agreement and the Ovcon Supply Agreement.

            "Taxes", or "Tax" in the singular form, shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

            "Tax Return" shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Businesses.

            "Trademarks" shall mean all trademarks set forth on Schedule 2.7(a) and domain names set forth on Schedule 2.14 and all registrations, applications and renewals for any of the foregoing, together with the goodwill associated therewith.

            "Trademark License Agreement" shall mean the Trademark License Agreement executed by Seller and Purchaser in substantially the form of Exhibit F hereto.

            (b) The following terms have the meanings set forth in the Sections set forth below:


                       TERM                                 SECTION
                       ----                                 -------
Acquired Assets                                             1.2(a)

Acquisition                                                   1.1

Assumed Liabilities                                         1.3(a)

Assumption Agreement                                        1.4(c)

Calculation Date                                            1.6(a)

Closing                                                     1.4(a)

                       TERM                                 SECTION
                       ----                                 -------
Closing Date                                                1.4(a)

Competitive Business                                        4.18(a)

Confidentiality Agreement                                   4.3(a)

Contracts                                                     2.8

DOJ                                                         4.5(a)

Estrace Cream                                              Preamble

Estrace Product Line                                        1.6(a)

Excluded Assets                                             1.2(c)

Excluded Liability                                          1.3(c)

Excluded Tax Liability                                      1.3(c)

FDA                                                         1.2(a)

FDA Act                                                     2.9(a)

Final Offer                                                 4.14(b)

Financial Statements                                          2.4

FTC                                                         4.5(a)

IMS                                                         1.6(a)

IMS Notice                                                  1.6(a)

indemnified party                                           7.6(a)

Losses                                                      7.2(a)

Months of Supply                                           1.6(a)

Names                                                       4.11(c)

Offering Memorandum                                         4.3(a)

Ovcon 35                                                   Preamble

Ovcon 50                                                   Preamble

Ovcon License Agreement                                     4.15(c)

Ovcon Product Line                                          1.6(a)

Proceeding                                                  2.10(a)

                       TERM                                 SECTION
                       ----                                 -------
Product Line                                                1.6(a)

Products                                                   Preamble

Purchase Price                                                1.1

Purchaser                                                  Preamble

Purchaser's Officer's Certificate                           5.3(c)

Right                                                        4.14

Roberts                                                     4.12(a)

Roberts Agreement                                           4.12(a)

Seller                                                     Preamble

Seller's Officer's Certificate                              5.2(c)

Shipped Products                                          1.3(c)(ii)

Third Party                                                  4.14

Third Party Claim                                           7.6(a)

WC Ireland                                                  4.15(c)

            (c) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            (d) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include the Person's successors and assigns, (C) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

            Section 8.3 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

            Section 8.5 Entire Agreement. This Agreement (including the Schedules) the Purchaser's Officer's Certificate, the Seller's Officer's Certificate, the Related Instruments and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein (including the Schedules) the Purchaser's Officer's Certificate, the Seller's Officer's Certificate or in the Related Instruments or the Confidentiality Agreement.

            Section 8.6 Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Related Instruments.

            Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

            Section 8.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            Section 8.9 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party; provided that Purchaser may assign its rights (but not its obligations) under this Agreement in connection with its proposed financing of the Acquisition prior to the
Closing: (i) to Warner Chilcott PLC, if Purchaser fully and unconditionally guarantees the obligations of such entity, or (ii) to its lenders (other than lenders which are or may become public noteholders) as security for its obligations to such lenders. Any attempted assignment in violation of this
Section 8.9 shall be void.

            Section 8.10 Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 8.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

            Section 8.12 Consent to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Instrument or any transaction contemplated hereby or thereby. Each of Purchaser and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.12. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Instrument or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            Section 8.13 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Related Instrument. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Related Instruments, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.

            Section 8.14 Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                              BRISTOL-MYERS SQUIBB COMPANY


                              By:  /s/  Robert E. Ewers, Jr.
                                   -------------------------
                                   Name: Robert E. Ewers, Jr.
                                   Title: Authorized Signatory



                              WARNER CHILCOTT, INC.


                               By: /s/ Beth Hecht
                                   -------------------------
                                   Name: Beth Hecht
                                   Title: Senior Vice President
                                          and General Counsel